Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated April 2, 2015

J P M O R G A N E F F I C I E N T E P L U S D S 5 I N D E X
( N E T E R ) P E R F O R M A N C E
D E T A I L S

April 1, 2015

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JPMORGAN EFFICIENTE PLUS DS 5 INDEX (NET ER) PERFORMANCE DETAILS

JPMorgan Efficiente Plus DS 5 Index (Net ER) Performance Details

J.P. Morgan Efficiente Plus DS 5 Index (Net ER) (the "Index") Performance – Bloomberg EFPLUS5D Index

2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EFPLUS5D Index	1.27%	1.61%	(0.76%)	(0.57%)	0.09%	0.65%	(1.25%)	(0.79%)	(1.94%)	(3.78%)	1.70%	4.85%	0.84%
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EFPLUS5D Index	(2.55%)	(0.64%)	0.73%	0.97%	3.36%	(0.24%)	3.79%	1.21%	3.50%	(0.38%)	1.98%	0.12%	12.31%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EFPLUS5D Index	0.43%	0.61%	1.84%	1.88%	(2.44%)	1.33%	2.22%	2.65%	0.98%	0.34%	(1.22%)	1.01%	9.95%
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EFPLUS5D Index	0.74%	2.12%	(0.14%)	2.05%	(1.75%)	(1.06%)	2.49%	1.23%	(0.18%)	1.01%	0.20%	1.20%	8.10%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EFPLUS5D Index	1.44%	0.53%	(0.69%)	1.35%	(1.04%)	1.56%	2.35%	0.23%	(0.07%)	0.06%	(1.26%)	0.25%	4.74%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EFPLUS5D Index	0.97%	0.23%	1.22%	1.75%	(3.15%)	(0.89%)	0.85%	(1.88%)	1.59%	1.61%	1.07%	1.39%	4.71%
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EFPLUS5D Index	(1.48%)	2.11%	0.19%	0.84%	1.51%	2.10%	(0.76%)	2.67%	(2.69%)	1.15%	1.23%	0.30%	7.27%
2015	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
EFPLUS5D Index	2.65%	(0.75%)	(0.07%)										1.80%

Please see key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not a guide to future performance. "EFPLUS5D Index" refers to the performance of J.P. Morgan Efficiente Plus DS 5 Index (Net ER) (Bloomberg: EFPLUS5D Index)(the "Index"). The levels of the Index incorporate a fee of 0.85% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2007 through December 31, 2014, and the actual historical performance of the Index based on daily closing levels from January 1, 2015 through March 31, 2015. YTD reflects the year to date performance of the Index from the last business day of the previous calendar year through, and including March 31, 2015. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

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J.P.Morgan

Key Risks
[] Our affiliate, J.P. Morgan Securities plc, or JPMS plc,
is the index calculation agent and may adjust the Index in
a way that affects its level. The
policies and judgments for which JPMS plc is responsible
could have an impact, positive or negative, on the level of
the Index and the value of your
investment. .
[] JPMS is under no obligation to consider your interest as
an investor with returns linked to the Index.
[] The level of the Index will include the deduction of a
fee of 0.85% per annum.
[] The Index was established on December 31, 2014 and
therefore has a limited operating history.
[] There are risks associated with a momentum -based
investment strategy.
[] The Index comprises notional assets and liabilities.
There is no actual portfolio of assets to which any person
is entitled or in which any person has
any ownership interest.
[] The Index may not be successful, may not outperform any
alternative strategy and may not achieve its target
volatility of 5%.
[] The Index may be partially uninvested if the cash index
is included in the Monthly Reference Portfolio or if the
exposure of the Index to the monthly
reference portfolio is less than 100% on any day.
[] The Index may provide exposure to any Basket Constituent
in excess of the weighting constraint specified for that
Basket Constituent.
[] The investment strategy used to construct the index
involves monthly rebalancing and weighting constraints that
are applied to the Basket
Constituents and daily adjustments to the exposure to the
Monthly Reference Portfolio.
[] Changes in the values of the Basket Constituents may
offset each other.
[] Each Basket Constituent composing the Index may be
replaced by a substitute constituent.
[] The commodity futures contracts underlying the
PowerShares DB Commodity Index Tracking Fund are subject to
uncertain legal and regulatory
regimes.
[] CDs linked to the Index may be subject to the credit
risk of two issuers since any return on an investment
linked to the Index that reflects the
performance of the Index is subject to the credit risk of
us, as well as the UBS AG issuer of the exchange-traded
note that is one of the Basket
Constituents.
[] The Index should not be compared to any other index or
strategy sponsored by any of our affiliates and cannot
necessarily be considered a revised,
enhanced or modified version of any other J.P. Morgan
index.
[] An investment linked to the Index is subject to risks
associated with non-U.S. securities markets (including
emerging markets, and currency
exchange risk), small capitalization stocks, preferred
stocks, fixed income securities and loans (including
interest-rate related risks and credit risk), risks
associated with the real estate industry and MLPs, and
risks associated with investments in commodity futures
contracts and gold.

The risks identified above are not exhaustive. You should
also review carefully the related "Risk Factors" section in
any relevant product supplement, underlying supplement,
term sheet or pricing supplement.

DISCLAIMER
JPMorgan Chase and Co. ("J.P. Morgan") has filed a
registration statement (including a prospectus) with the
Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you
invest in any offering of securities by J.P. Morgan, you
should read the prospectus in that registration statement,
the prospectus supplement, as well as the particular
product supplement, underlying supplement, the relevant
termsheet or pricing supplement, and any other documents
that J.P. Morgan will file with the SEC relating to such
offering for more complete information about J.P. Morgan
and the offering of any securities. You may get these
documents without cost by visiting EDGAR on the SEC Website
at www.sec.gov. Alternatively, J.P. Morgan, any agent or
any dealer participating in the particular offering will
arrange to send you the prospectus and the prospectus
supplement, as well as any product supplement, underlying
supplement and termsheet or pricing supplement, if you so
request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433;
Registration Statement No. 333-199966
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